SECOND AMENDED AND
RESTATED EMPLOYMENT
AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of November 10, 2021 (the “Effective Date”) by Accel Entertainment, Inc., a Delaware corporation (the “Company”), and Brian Carroll (“Employee”), and shall commence the earlier of April 30, 2022 or such date that a new Chief Financial Officer has started employment at the Company, or such other date as the parties may agree (the “Commencement Date”), and amends and restates the amended and restated Employee employment agreement entered into by and between the Company and Employee dated as of July 16, 2020 (the “Prior Agreement”).
WHEREAS, the Company and the Employee desire to amend and restate the Prior Agreement in its entirety on the terms set forth herein to reflect certain changes that they have agreed to with respect to, among other things, the Employee’s role with the Company and his compensation related thereto;
WHEREAS, the Employee possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel;
WHEREAS, the parties intend for the terms of this Agreement to govern the terms of the Employee’s employment with the Company following the Commencement Date and to supersede the Prior Agreement in its entirety;
WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Employee’s continued attention and dedication to the Company; and
WHEREAS, the Employee is willing to make his services available to the Company on the terms and conditions hereinafter set forth; and
WHEREAS, Employee and the Company agree that the amendment and restatement of the Prior Agreement as set forth herein shall not constitute Good Reason (as such term is defined in the Prior Agreement).
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.
1.2    “Board” means the Board of Directors of the Company.
1.3    “Cause” means (a) Employee’s material breach of this Agreement or any other written agreement between Employee and the Company or an Affiliate or Employee’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to Employee; (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee; (c) commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; (d) commission of any action that could cause Employee or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board, or that could cause the revocation or loss of any other material gaming license; or (e) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or any other written agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if Employee’s actions or omissions as set forth in clause (e) are of such a nature that they are curable by Employee, such actions or omissions must remain uncured 30 days after the Company has provided Employee written notice of the obligation to cure such actions or omissions.
1.4    “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.
1.5     “Code” means the Internal Revenue Code of 1986, as amended.
1.6    “Covered Termination” means (a) the termination of Employee’s employment by the Company without Cause, or (b) Employee’s termination of employment with the Company for Good Reason. A Covered Termination will not include a termination of Employee’s employment by reason of Employee’s death or Disability, the termination of Employee’s employment for Cause, the termination of Employee’s employment on the Termination Date or Employee’s termination of his employment without Good Reason.
1.7    “Disability” means a physical or mental sickness or any injury which renders Employee incapable of performing the services required of him as an Employee of the Company and which does or may be expected to continue for more than six months during any 12-month period. In the event Employee shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and Employee shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and Employee. In the event of their failure to agree upon such a medical doctor, the Company and Employee shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

1.8    “Good Reason” means Employee’s resignation within 90 days after any of the following events, unless Employee consents to the applicable event: (a) a material decrease in Employee’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior Employees of the Company; or (b) a material breach by the Company or any Affiliate of this Agreement or any material agreement between Employee and the Company or any Affiliate. Notwithstanding the foregoing, any assertion by Employee of a termination for Good Reason will not be effective unless and until Employee has: (A) provided the Company or any Affiliate, within 60 days of Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (B) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.
1.9    “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1    Position and Duties. Subject to the terms set forth herein, Employee will be employed as a Management Advisor and will report to the Company’s Chief Executive Officer or as designated thereof. For the avoidance of doubt, post-Commencement Date services are intended for the Employee to be a non-Executive and non-Section 16 insider. Employee will perform such services as are consistent with such position and such other duties as are assigned to Employee by the Company’s Chief Executive Officer with agreement of Employee and are consistent with Employee’s past experience with the Company in finance and operations. During the term of Employee’s employment with the Company, Employee will provide reasonable assistance and attention to the business of the Company. The scope of Employee’s duties are intended to be:
1)    Monitoring and responding to emails;
2)    Answering questions on pre-Commencement Date finance and operating matters;
3)    Answering questions on institutional knowledge;
4)    Assisting with the transition to a new CFO;
5)    Assist the finance team with the strategy and decision-making related to the Company’s annual audit for fiscal year 2022; and
6)    Services which are mutually agreed upon by Employee and Company.
2.2    Employment Policies. Employee’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control. Employee’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control
2.3    Term. The term of Employee’s employment hereunder shall commence as of the Commencement Date and shall end on December 29, 2023 (the “Termination Date”) and the Employee’s employment with the Company shall terminate on the Termination Date; provided that such term shall earlier terminate upon a termination of Employee’s employment as set forth in Section 4.1.
ARTICLE III
COMPENSATION
3.1    Base Salary. As of the Commencement Date, Employee will receive for services to be rendered hereunder an annual base salary of $160,000, payable in accordance with the Company’s standard payroll practices.
3.2    2021 Incentive Payment. Employee will receive a payment equal to $400,000 (the “2021 Incentive Payment”). The 2021 Incentive Payment, less applicable withholdings, shall be paid upon the earlier of (i) the date when the Company’s executive officers are paid their annual performance bonus with respect to fiscal year 2021 and (ii) the thirtieth (30th) day following the Commencement Date. The Employee acknowledges and agrees that after the Effective Date, the Employee shall not be eligible to receive an Annual Bonus (as such term is defined in the Prior Agreement).
3.3    2023 Incentive Payment. Subject to Employee’s continued employment with the Company through the Termination Date, the Employee will receive a payment equal to $200,000 (the “2023 Incentive Payment”). The 2023 Incentive Payment, less applicable withholdings, shall be paid in 2024 within sixty (60) days following the Termination Date and immediately following the date the Release (as defined below) becomes effective and non-revocable (so long as such Release becomes effective before the 60th day following the Termination Date).
3.4    Company Benefits. Employee will be eligible to continue to participate in the employee benefit plans and arrangements established by the Company (“Employee Benefit Plans”), including continuance of reimbursement of phone expenses for use in the furtherance of Employee’s duties to the Company, each in accordance with the terms and conditions of such plans as in effect from time to time. Employee will accrue up to twenty (20) days of paid time off (“PTO”) per calendar year, at a rate of 0.7692 days per pay period. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable laws.
3.5    Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, provided that the expenses are properly documented and accounted for in accordance with the Company’s policies as may be in effect from time to time.

ARTICLE IV
TERMINATION
4.1    Termination of Employment. Employee’s employment with the Company hereunder may be terminated prior to the Termination Date by the Company or Employee, as applicable, without any breach of this Agreement under the following circumstances: (a) the Company may terminate Employee’s employment with or without Cause at any time; (b) Employee may resign for Good Reason or without Good Reason at any time; and (c) Employee’s employment shall terminate automatically upon Employee’s death or, subject to a determination by the Board, upon Employee’s Disability. Any termination of Employee’s employment by the Company or by Employee under this Article IV (other than in the case of Employee’s death) shall be communicated by a written notice to the other party hereto and shall be effective on the date on which such notice is given unless otherwise indicated (and subject to the notice and cure periods required in the event a termination for Cause or a resignation for Good Reason).
4.2    Deemed Resignation. Upon the Commencement Date, the Employee shall be deemed to have resigned as Chief Financial Officer and all executive level positions of the Company and each of its Affiliates. Upon the termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. Notwithstanding the foregoing, in the event that, following Employee’s termination of employment, Employee continues to provide services to the Company as a consultant or member of the Board, Employee may continue to serve in such offices and directorships as then mutually agreed upon between Employee and the Company.
ARTICLE V
SEVERANCE PAYMENTS AND BENEFITS
5.1    General. Upon a termination of Employee’s employment for any reason, Employee (or his estate) shall be entitled to receive Employee’s accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to Employee under any applicable Employee Benefit Plan or incentive equity plan of the Company through and including the date of termination of Employee’s employment (the “Accrued Benefits”).
5.2    Covered Termination. If Employee experiences a Covered Termination, Employee will be entitled to receive Employee’s Accrued Benefits and, subject to the requirements of Section 5.3, will be entitled to receive the following payments and benefits:
a.Cash Severance. Employee will be entitled to receive (i) an amount equal to the sum of the aggregate base salary that would have otherwise been payable to the Employee for the period beginning on the date of the Covered Termination and ending on the Termination Date, payable over the remainder of such period in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence in the first payroll period immediately following the date the Release becomes effective and non-revocable (so long as such

Release becomes effective on or before the 60th day following the date of such Covered Termination) and (ii) to the extent unpaid as of the Covered Termination, and provided that the Release has become effective in accordance with Section 5.3, the 2022 Incentive Payment and 2023 Incentive Payment which shall be paid at the same time as such payments would otherwise have been made pursuant to Section 3.2 and Section 3.3 respectively, provided, that if the sixty (60)-day period following the Covered Termination crosses calendar years, if necessary to comply with Section 409A of the Code, payment of such amounts under this Section 5.2(a) shall not be made or commence until the second calendar year.
b.Continued Healthcare. If Employee elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will directly pay, or reimburse Employee for, the premium for Employee and Employee’s covered dependents through the earliest to occur of (i) the Termination Date, (ii) the first date on which Employee and Employee’s covered dependents become eligible for substantially comparable healthcare coverage under another employer’s plans and (iii) the date the Employee is no longer eligible for COBRA coverage; provided that as soon as administratively practicable following the date the Release becomes effective and non-revocable (so long as such Release becomes effective on or before the 60th day following date of such Covered Termination), the Company will pay to Employee a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of Employee had such payments commenced on the date of the Covered Termination, provided, that if the sixty (60)-day period following the Covered Termination crosses calendar years, if necessary to comply with Section 409A of the Code, payment shall not commence until the second calendar year. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of paying or reimbursing such premiums, the Company will instead provide Employee with a monthly or lump sum cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 5.2(b), less applicable tax withholdings.
5.3    Release. Employee will not be eligible for the severance payment and benefits described in Section 5.2 or the 2023 Incentive Payment described in Section 3.3 (as applicable) unless (i) Employee has executed and delivered to the Company a general release of all claims that Employee may have against the Company (or its successor) or Persons affiliated with the Company (or its successor) in a form acceptable to the Company (the “Release”), and such Release becomes effective on or before the 60th day following (1) in the case of a termination in accordance with Section 5.2, the date of the Covered Termination or (2) in the case of Section 3.3, the Termination Date and (ii) Employee has not revoked or breached the provisions of such Release or breached the provisions of Section 6. In the event that Employee does not execute and deliver such Release, such Release does not become effective and irrevocable within such period or Employee revokes or breaches the provisions of such Release or breaches the provisions of Article VI, he (A) will be deemed to have voluntarily resigned his employment hereunder without Good Reason and (B) will not be entitled to the payments or benefits described in Section 5.2 or Section 3.3 (as applicable).
5.4    Section 280G; Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution to Employee pursuant to this Agreement or otherwise

(“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be delivered in full or delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the applicable change in control, or such other Person as determined in good faith by the Company, will perform the foregoing calculations and the Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this Section 5.4 will be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing will occur in the following order (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options, if any; (iii) cancellation of accelerated vesting of stock options, and (iv) reduction of other benefits payable to Employee.
ARTICLE VI
COVENANTS
6.1    Non-Competition. During the term of Employee’s employment by the Company and for a period of one-year following Employee’s termination of service for any reason, Employee will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other Person known by Employee to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Employee may own, as a passive investor, securities of any competitor corporation, so long as Employee’s direct holdings in any such corporation do not in the aggregate constitute more than 1% of the voting stock of such corporation.
6.2    Non-Solicitation. During the term of Employee’s employment and for a period of one-year following Employee’s termination of employment for any reason, Employee shall not (a) solicit, divert or take away any of the Company’s customers, suppliers or accounts; or (b) divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall not on its own result in a breach of this Section 6.2.
6.3    Confidential and Proprietary Information. Except as Employee reasonably and in good faith determines to be required in the faithful performance of Employee’s duties hereunder, Employee shall, during the term of his employment and following his termination of service for any reason, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Employee’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Employee’s obligation to maintain and not use, disseminate, disclose or publish, for Employee’s benefit or the benefit of any other Person, any Proprietary Information after Employee’s termination of service will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Employee’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Employee from filing a charge or complaint, participating or cooperating with, or receiving an award for any information provided to any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.
6.4    Work Product. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of his employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee further agrees that all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets (“Inventions”) made, created, conceived or first reduced to practice during the period of Employee’s employment, whether or not in the course of Employee’s employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (a) are developed using equipment, supplies, facilities or trade secrets of the Company; (b) result from work performed by Employee for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. Employee shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights.
6.5    Cooperation. Employee agrees to reasonably cooperate with the Company during the term of his employment hereunder and thereafter, at the Company’s sole expense relating to any travel or other out-of-pocket expenses incurred, in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the term of his employment hereunder, or in any way relate to events that occurred during term of his employment hereunder, until such investigations, arbitrations, litigations or similar matters are completely resolved.
ARTICLE VII
GENERAL PROVISIONS
7.1    Indemnification. The Company shall indemnify and hold harmless Employee, to the maximum extent permitted by applicable law, against all costs, charges, expenses, claims and judgments incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being, or agreeing to be, an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall provide directors and officers insurance for Employee in reasonable amounts. The Board shall determine, in its sole discretion, the availability of insurance upon reasonable terms and the amount of such insurance coverage.
7.2    Tax Matters.
a.Section 409A. It is intended that any right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Agreement begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year. For purposes of Section 409A of the Code, if the Company determines that Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Employee’s separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which Employee is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided until the earlier (i) the expiration of the six-month period measured from Employee’s separation from service or (ii) the date of Employee’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to Employee and any remaining payments due pursuant to this Agreement will be paid as otherwise provided herein.
b.Expense Reimbursement. To the extent that any reimbursements payable to Employee pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursement will be paid to Employee no later than December 31st of the year following the year in which such expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
c.Withholding. All amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
7.3    At-Will Employment. Employee’s employment relationship with the Company is at-will. Either Employee or the Company may terminate Employee’s employment or service at any time for any or no reason, with or without cause.

7.4    Compensation Recoupment. All amounts payable to Employee pursuant to this Agreement shall be subject to recoupment pursuant to any compensation recoupment policy that is applicable generally to Employee officers of the Company and in effect from time to time.
7.5    Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll.
7.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.
7.7    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Illinois without regard to the conflicts of law provisions.
7.8    Dispute Resolution; Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS”) before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based.
7.9    Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and may not be modified or amended except in a writing signed by an officer of the Company and Employee.
(Signature Page Follows)

In Witness Whereof, the parties have executed this Agreement as of the date first written above.
ACCEL ENTERTAINMENT, INC.
By:/s/ Andrew Rubenstein
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:
By:/s/ Brian Carroll
Title: Employee